UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/18/2012

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Assurant, Inc. (the "Company") has estimated the reportable catastrophe losses related to Superstorm Sandy to be in the range of $200 million to $220 million, pre-tax and net of reinsurance. The principal cause of loss was flood, along with wind and water damage. The largest concentration of losses occurred in the coastal communities of New York and New Jersey. Based on the above estimate, the Company does not expect to exceed the retention limit of its 2012 property catastrophe reinsurance program.

The Company's reportable catastrophe losses include only individual catastrophic events that generate losses in excess of $5 million, pre-tax and net of reinsurance. Superstorm Sandy is the only reportable loss event in the fourth quarter of 2012 to date. Actual losses from the storm will be reported in the fourth quarter 2012 earnings release expected for February 6, 2013 after 4:00 p.m. ET.

The Company issued a related news release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

CAUTIONARY STATEMENT -- Some of the statements included in this Form 8-K, particularly estimated reportable catastrophe losses, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company's results, please refer to the risk factors identified in the Company's annual and periodic reports, including but not limited to its 2011 Annual Report on Form 10-K and Third Quarter 2012 Form 10-Q, each as filed with the U.S. Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1    News Release, dated December 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: December 18, 2012	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release, dated December 18, 2012.